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                                                                    Exhibit 3.40

                         HERNDON PROCESSING COMPANY, LLC
                           A LIMITED LIABILITY COMPANY

                 AMENDED AND RESTATED LIMITED LIABILITY COMPANY
                                   AGREEMENT
                              (AS OF MARCH 3, 2003)

      This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT is entered into to be effective as of March 3, 2003, by McDowell-Wyoming Coal Company, LLC, a Delaware limited liability company, as the sole member (the "Sole Member") of the Company.

                                    ARTICLE I
                   FORMATION OF THE LIMITED LIABILITY COMPANY

1.1 FORMATION. On January 22, 2003, the Company was formed by filing duly executed Articles of Organization with the West Virginia Secretary of State in accordance with and pursuant to the provisions of the Act (as hereinafter defined). On February 10, 2003, the Company adopted a Limited Liability Company Agreement. On March 3, 2003, the Company changed its name from Hernpro, LLC to "Herndon Processing Company, LLC" and this Amended and Restated Limited Liability Agreement (the "Agreement") amends and restates the original Limited Liability Agreement and such amendment and restatement is hereby consented to by the Sole Member pursuant to Section 14.2. If there is a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. Unless the Act provides that a provision may not be varied or superseded in the limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provisions of this Agreement would cause the Company not to be disregarded for federal income tax purposes under the provisions of the Code, such provisions of the Agreement shall be void to the extent necessary to ensure the Company is disregarded for federal income tax purposes. If any provision of this Agreement is inconsistent with the Articles of Organization, this Agreement controls as to Managers (as defined below), members and members' assignees or transferees, and the Articles of Organization control as to persons other than Managers, members and their assignees or transferees who reasonably rely on the Articles to their detriment.

      1.2 NAME. The name of the Company is Herndon Processing Company, LLC.

      1.3 BUSINESS. The business of the Company shall be to carry on any lawful business.

      1.4 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be located at Route 10, Herndon, WV 24726, or at such other place or places as the Managers (as defined below) may from time to time determine.

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                                   ARTICLE II
                                   DEFINITIONS

      The following terms shall have the following meanings:

      2.1 ACT. "Act" shall mean the Uniform Limited Liability Company Act in WV Code, Chapter 31B, as amended.

      2.2 CAPITAL CONTRIBUTION. "Capital Contribution" means any contribution to the capital of the Company in cash or property by the Sole Member pursuant to
Article V.

      2.3 CODE. "Code" means the Internal Revenue Code, as amended.

      2.4 WV CODE. "WV Code" means the Code of West Virginia of 1931, as amended or recodified.

      2.5 MANAGER. "Manager" means a person elected by the Sole Member under
Article VIII of this Agreement and vested with the authority of a manager under
Article VIII of this Agreement and the Act.

      2.6 "MEMBERSHIP INTEREST" shall mean the Sole Member's entire interest in the Company and such other rights and privileges that the Sole Member may enjoy by being Sole Member.

      2.7 "SOLE MEMBER" shall refer to McDowell-Wyoming Coal Company, LLC, a Delaware limited liability company.

                                   ARTICLE III
                                   SOLE MEMBER

            The name and mailing address of the Sole Member is McDowell-Wyoming Coal Company, LLC, P.O. Box 2345, Abingdon, VA 24212.

                                   ARTICLE IV
                                LIMITED LIABILITY

            The Sole Member and the Managers, their agents, employees and affiliates shall not have any liability under a judgment, decree, or order of a court, or in any other manner, for a debt, obligation or liability of the Company, except to the extent provided in the Act.

                                    ARTICLE V
                              CAPITAL CONTRIBUTIONS

      5.1 INITIAL CAPITAL. The Sole Member shall contribute cash of $1,000 as its initial capital contribution.

      5.2 ADDITIONAL CAPITAL CONTRIBUTIONS. The Sole Member is not required to make any additional capital contribution to the Company. To the extent determined by the Sole Member, the Sole Member is permitted to make additional capital contributions if and to the extent it determines that such additional capital contributions are appropriate.

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      5.3 PAYMENTS BY THE COMPANY. All costs and expenses of the Company shall be paid from its funds.

      5.4 UNITS. The Sole Member's Membership Interest shall be divided into "Units." The Units shall be evidenced by the issuance to the Sole Member of a Unit certificate. The number of Units held by the Sole Member shall be one (1).

                                   ARTICLE VI
                                  DISTRIBUTIONS

      Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Sole Member. No distribution shall be declared and paid if after such distribution is paid, the limited liability company would not be able to pay its debts as they become due in the ordinary course of business or the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved, wound up and terminated at the time of the distribution, to satisfy any preferential rights upon dissolution, winding up and termination of members whose preferential rights are superior to those receiving the distribution or distribution. Furthermore no distribution shall be declared or paid if the declaration or payment would cause the Company or any of its subsidiaries to breach any material agreement.

                                   ARTICLE VII
                                   ALLOCATIONS

      The Company's profits and losses shall be allocated to the Sole Member.

                                  ARTICLE VIII
                                MANAGEMENT POWERS

      8.1 GENERAL POWERS. Management of the Company's business and affairs shall be exclusively vested in a Board of one or more Managers (the "Board of Managers") elected by the Sole Member. The Sole Member, by virtue of having the status as a Member, shall have no management power over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company, provided, however that the Sole Member shall have the right to execute certain required filings with governmental authorities on behalf of the Company, including filings to qualify to do business and filings with the United States Internal Revenue Service. The Board of Managers shall elect and remove such officers (the "Officers") and hire such employees as it deems appropriate. The Officers shall have the titles, terms, power, authority, and duties as determined by the Board of Managers and the same person may hold one or more offices. The Board of Managers and, to the extent of the power, authority, and duties determined by the Board of Managers, the Officers shall have full power and authority or do all things on such terms as they, in their individual sole discretion, may deem necessary or appropriate to conduct, or to cause to be conducted, the business and

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affairs of the Company. Without limiting the generality of the foregoing, the
Board of Managers shall have the right, power and authority on behalf of the
Company:

            (i) to develop, review and approve annual budgets, policies, operating guidelines, and other key operational items for the Company;

            (ii) to arrange for such personnel as may be necessary or convenient to carry out the business and affairs of the Company;

            (iii) to establish such reasonable cash reserves to provide for anticipated expenses of the Company as the Board of Managers determines to be necessary for timely payment of such expenses; and

            (iv) to direct the appropriate Officers of the Company to make, execute, assign, acknowledge and file on behalf of the Company any and all documents or instruments of any kind which the Board of Managers may deem necessary or appropriate in carrying out the business and affairs of the Company, including without limitation, powers of attorney, agreements of indemnification, documents or instruments of any kind or character, and amendments thereto (and no person, firm or corporation dealing with the Board of Managers shall be required to determine or inquire into the authority or power of the Board of Managers to bind the Company or to execute, acknowledge or deliver any and all documents in connection therewith).

      8.2 BOARD OF MANAGERS. The Managers need not be Members of the Company. The initial Manager serving on the Board of Managers shall be Harold C. Collins. Except as otherwise provided herein, all decisions to be made or actions to be taken by the Company with respect to the Company's business shall be made or taken by the Board of Managers. Each Manager shall have one vote. Successor or additional Managers shall be elected by the Sole Member. Any Manager may be removed as a Manager, with or without cause, by the Sole Member.

      8.3 MEETINGS OF BOARD OF MANAGERS; ACTION IN LIEU OF MEETINGS. If at any time there is more than one Manager, (a) meetings of the Board of Managers may be held upon the written or telephonic request of any Manager, (b) attendance at a meeting of a majority of the Board of Managers shall constitute a quorum for the purpose of transacting business at that meeting, (c) the act of a majority of the Managers present at a meeting of the Board of Managers at which a quorum is present shall be deemed to constitute the act of the Board of Managers and
(d) the Board of Managers may conduct meetings by means of a conference telephone or similar equipment and any person participating by such means shall be deemed present in person at such meeting. The Board of Managers may also take action without a meeting if a majority of the Managers on the Board of Managers consent thereto in writing.

      8.4 DUTIES OF THE MANAGERS; FIDUCIARY RELATIONSHIP. Each Manager shall perform his duties consistently with the obligation of good faith and fair dealing, in a manner he

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reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. Except as provided in Section 9.2, no Manager shall have any liability to the Company or its Members or assignees or transferees for monetary damages for breach of fiduciary duty.

      8.5 POWERS OF THE BOARD OF MANAGERS; RELIANCE ON EXPERTS.

      (a) Except as otherwise provided in this Agreement, the Board of Managers shall have all the powers conferred upon managers by the Act and this Agreement, including but not limited to, (i) the right to choose and hire employees; and (ii) the right to select the provider of any insurance to or for the benefit of the Company, and purchase, modify or terminate any such insurance. The Board of Managers shall have no authority to do any act in contravention of either the Articles of Organization or this Agreement.

      (b) In performing its duties, the Board of Managers shall be entitled to rely on information, opinions, reports or statements of one or more agents of the Company whom the Managers reasonably believes to be reliable and competent in the matters presented or any attorney, public accountant or other person as to matters which the Managers reasonably believe to be within such person's professional or expert competence.

      8.6 RESIGNATIONS. Any Manager may resign at any time upon notice given in writing or by electronic transmission. The resignation shall take effect at the time specified therein, and if no time is specified, at the time of its receipt by the President or Secretary of the Company. The acceptance of a resignation shall not be necessary to make it effective.

                                   ARTICLE IX
                    INDEMNIFICATION OF OFFICERS AND MANAGERS

      9.1 INDEMNIFICATION. To the fullest extent permitted by the Act, the Company shall indemnify its Managers, Officers, employees and agents, or persons serving at the request of the Company as a manager, director, officer, employee or agent of another entity, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative (each, an "Indemnitee"), against and from any personal loss, liability or damage incurred as a result of any act or omission that such Indemnitee believes in good faith to be within the scope of authority conferred by this Agreement, except for willful misconduct or gross negligence.

      9.2 EXCULPATION OF LIABILITY OF MANAGERS. No Manager shall be liable for errors in judgment or for any act or omission if such person acts consistently with the obligation of good faith and fair dealing. Notwithstanding anything to the contrary set forth in this Agreement, no Manager shall be liable to the Company or to the Sole Member for monetary damages or losses sustained or liabilities incurred as a result of any act or omission constituting a breach of such Manager's or Officer's, employee's or agent's fiduciary duty, except: (i) for a breach of such

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person's duty of loyalty or duty of care to the Company or the Sole Member; (ii)
for acts or omissions not consistent with such person's obligation of good faith and fair dealing or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the Manager derived an improper personal benefit. A Manager's duty of loyalty is limited to the following: (a) to account to the Company and to hold as trustee for it any property, profit or benefit derived by the Manager in the conduct or winding up of the Company's business or derived from a use of the Company's property by the Manager, including the appropriation of the Company's opportunity; (b) to refrain from dealing with the Company in the conduct or winding up of the Company's business as or on behalf of a party having an interest adverse to the Company; and (c) to refrain from competing with the Company in the conduct of the Company's business before the dissolution of the Company. A Manager's duty of care is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct or a knowing violation of law in the conduct of and winding up of the Company's business. Without the prior written consent of the Sole Member, a Manager may not transact any business with the Company that furthers the Manager's own interest.

                                    ARTICLE X
                                   SOLE MEMBER

      10.1 ADMISSION OF MEMBERS. A person may be admitted to the Company as an additional Member only upon the written consent of the Sole Member.

      10.2 VOTING. Unless otherwise expressly provided herein or in the Act, all Company business and decisions requiring a vote of the Sole Member (including any action required or permitted by the Act to be taken at a members' meeting) shall be upon the written consent of the Sole Member.

                                   ARTICLE XI
                                   ACCOUNTING

      11.1 TITLE TO PROPERTY AND BANK ACCOUNTS. The Company's property shall be held in the name of the Company. The funds of the Company shall be deposited in the name of the Company in bank or brokerage accounts designated by the Board of Managers and withdrawals therefrom shall be made upon the signature of the Officers of the Company.

      11.2 BOOKS. To the extent required by the Act, the Board of Managers shall maintain or cause to be maintained complete and accurate records and books of account of the Company's affairs at the principal office of the Company. The Company's books shall be kept on a calendar year accounting period and in accordance with generally accepted accounting principles applied on a consistent basis. The records and books of the Company shall be available to the Sole Member for purposes relating to the Sole Member's interest in the Company for inspection and copying at reasonable times and pursuant to other reasonable standards set by the Board of Managers.

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                                   ARTICLE XII
                         TRANSFER OF MEMBERSHIP INTEREST

      The Sole Member may transfer or assign in whole or in part its Membership Interest in the Company. The Sole Member's Membership Interest in the Company shall be freely alienable.

                                  ARTICLE XIII
                                   DISSOLUTION

      13.1 EVENTS OF DISSOLUTION. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:

            (i) the written consent of the Sole Member to dissolve the Company;

            (ii) an event that makes it unlawful for all or substantially all of the business of the Company to be continued, but any cure of illegality within 90 days after notice to the Company of the event is effective retroactively to the date of the event; or

            (iii) the entry of a decree of judicial dissolution under Section 31B-8-801(b)(5) of the Act.

      13.2 BANKRUPTCY OF SOLE MEMBER. The bankruptcy of the Sole Member will not cause the Sole Member to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

      13.3 DISTRIBUTION OF ASSETS. In the event of dissolution, the Company shall conduct any such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be distributed in the manner, and in the order of priority, set forth in Section 31B-8-806 of the Act.

                                   ARTICLE XIV
                               GENERAL PROVISIONS

      14.1 ENTIRE AGREEMENT. This Agreement embodies the entire understanding and agreement of the Sole Member concerning the Company and supersedes any and all prior negotiations, understandings or agreements in regard thereto.

      14.2 AMENDMENT. This Agreement may not be amended except pursuant to the written consent of the Sole Member.

      14.3 HEIRS, SUCCESSORS AND ASSIGNS. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the Sole Member and, to the extent permitted by this Agreement, its respective heirs, legal representatives, successors and assigns.

      14.4 APPLICABLE LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of West Virginia.

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                            [Signature on next page]

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      IN WITNESS WHEREOF, the Sole Member has executed this Agreement as of the
3rd of March, 2003.

                                  SOLE MEMBER:

                                McDowell-Wyoming Coal Company, LLC,
                                    a Delaware limited liability company

                                By: /s/ Anthony T. McGartland
                                    Anthony T. McGartland
                                    President and Manager

                                THE COMPANY:

                                Herndon Processing Company, LLC,
                                    a West Virginia limited liability company

                                By: /s/ Harold C. Collins
                                    Harold C. Collins
                                    President and Manager

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